Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kopin Corporation of our report dated March 14, 2024, relating to the consolidated financial statements of Kopin Corporation and its subsidiaries as of December 30, 2023 and for each of the years in the two-year period ended December 30, 2023, appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 28, 2024.

/s/ RSM US LLP

Boston, Massachusetts

November 12, 2025